UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 23, 2021

Five Point Holdings, LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38088	27-0599397
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 FivePoint, 4th Floor, Irvine, California		92618
(Address of Principal Executive Offices)		(Zip Code)

(949) 349-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common shares	FPH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Transition Arrangements with Emile Haddad

On August 23, 2021, Five Point Holdings, LLC (the “Company”) announced that its Founder, Chairman, Chief Executive Officer and President, Emile Haddad, will step down and transition from such positions effective September 30, 2021. In connection with this transition, Mr. Haddad will continue to serve as a member of the Company’s Board of Directors (the “Board”) and as Chairman Emeritus.

Also on August 23, 2021, Mr. Haddad and the Company entered into an employment transition agreement, whereby Mr. Haddad will continue in his current positions, at his current compensation levels, until September 30, 2021. Given his value to the Company going forward, Mr. Haddad and the Company also entered into an advisory agreement with an initial term of three years, which will become effective immediately following his transition. In his role as a senior advisor, Mr. Haddad will focus on enhancing the Company’s communities to stay true to the Company’s vision and will maintain critical relationships at the state and local level, as well as focusing on new ventures and initiatives the Company may consider pursuing in order to enhance shareholder value. Under the advisory agreement, Mr. Haddad will receive a monthly retainer of $416,666.66 and his existing equity awards will continue to vest in accordance with their terms. In the event of an involuntary termination of the advisory agreement by the Company other than for cause or by Mr. Haddad for good reason, Mr. Haddad’s death or disability, or a change in control of the Company, Mr. Haddad will remain eligible to receive the remaining payments under the advisory agreement for its then-current term (or, in the case of death or disability, for a period of 12 months (but in no event beyond the then-current term)), and his equity awards will accelerate (or remain eligible to vest, in the case of his performance-based equity awards).

The foregoing descriptions of the employment transition agreement and the advisory agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the employment transition agreement and advisory agreement, which will be filed as exhibits to the Company’s Form 10-Q to be filed for the quarter ending September 30, 2021 and are incorporated herein by reference.

Appointment of Executive Chairman and President

Concurrent with these changes, the Board elected Stuart Miller to the newly created position of Executive Chairman and elected Lynn Jochim as President of the Company in addition to retaining her position as Chief Operating Officer, in each case effective September 30, 2021. Ms. Jochim will also serve as interim “principal executive officer” of the Company within the meaning of the rules and regulations promulgated by the Securities and Exchange Commission. No new compensatory arrangements will be entered into with Mr. Miller or Ms. Jochim in connection with these appointments.

Ms. Jochim was named our Co-Chief Operating Officer in March 2018 and became our sole Chief Operating Officer in March 2020. From May 2016 until her appointment as Co-Chief Operating Officer, Ms. Jochim served as our Executive Vice President. From 2009 until May 2016, Ms. Jochim worked for our management company, Five Point Communities Management, Inc., being principally responsible for Great Park Neighborhoods. There is no arrangement or understanding between Ms. Jochim and any other person pursuant to which Ms. Jochim will serve as President and Chief Operating Officer of the Company. There are no family relationships between Ms. Jochim and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer and no transactions in which Ms. Jochim has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release, dated August 23, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE POINT HOLDINGS, LLC

By:	/s/ Michael Alvarado
Name:	Michael Alvarado
Title:	Chief Legal Officer, Vice President and Secretary

Date: August 23, 2021